UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 18, 2013

ELECTRONIC ARTS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-17948	94-2838567
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

209 Redwood Shores Parkway, Redwood City, California 94065-1175

(Address of Principal Executive Offices) (Zip Code)

(650) 628-1500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Result of Operations and Financial Condition.

On March 18, 2013, Electronic Arts Inc. issued a press release announcing an update of its outlook for its financial results for the fiscal quarter and fiscal year ended March 31, 2013. A copy of the press release is attached hereto as Exhibit 99.1.

The information in Item 2.02 of this Current Report, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information in this Item 2.02 shall not be incorporated by reference in any registration statement or other document filed by the Company with the Securities and Exchange Commission, whether made before or after the date of this Current Report, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such a filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On March 18, 2013, Electronic Arts Inc. (the “Company”) announced the appointment of Lawrence F. Probst III as its Executive Chairman in addition to his role as a member of the Board of Directors of the Company (the “Board”). Mr. Probst, age 62, was employed by the Company from 1984 to September 2008. He has served as Chairman of the Board since July 1994 and, from May 1991 until April 2007, also served as the Company’s Chief Executive Officer. Previously Mr. Probst served as President from 1991 until 1998. Mr. Probst serves as the Chairman of the Board of Directors of the U.S. Olympic Committee. Mr. Probst holds a B.S. degree from the University of Delaware.

There are no family relationships between Mr. Probst and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. As of the date of this filing, the Company and Mr. Probst have not established Mr. Probst’s compensatory arrangements in connection with his service as Executive Chairman.

Effective as of the close of business on March 30, 2013, John S. Riccitiello has resigned from his role as Chief Executive Officer of the Company and Mr. Riccitiello has also resigned from the Board. Immediately following Mr. Riccitiello’s resignation, the Board of Directors reduced the number of authorized directors from 9 to 8. As required by Item 5.02(a)(2) of Form 8-K, a copy of the resignation letter that Mr. Riccitiello delivered to the Board on March 18, 2013 is attached hereto as Exhibit 99.2.

In connection with his resignation, the Company entered into a Separation Agreement dated March 18, 2013 with Mr. Riccitiello, pursuant to which Mr. Riccitiello will receive:

•	24 months of salary continuation;

•	up to 18 months of COBRA continuation coverage payment reimbursement (provided he elects and remains eligible for COBRA);

•

continued vesting of his unvested options until November 30, 2013 as though he remained employed by the Company through such date, and all vested options, including those that vest on or before November 30, 2013 will remain exercisable until February 28, 2014; and

•

continued vesting of all time-based restricted stock units that would vest on or before June 19, 2014 as though he remained employed by the Company through such date. All performance-based restricted stock units that are based on the Company’s Total Shareholder Return (“TSR”) relative to the companies in the Nasdaq100 Index at the end applicable performance periods as set forth in the relevant restricted stock unit grant agreements and that would vest on or before June 19, 2014 will vest to the extent that the aggregate TSR performance metrics are satisfied for such restricted stock units for performance periods that end on or before June 19, 2014. Any such performance-based restricted stock units for which the applicable TSR performance metrics are not satisfied shall be forfeited to the Company.

The foregoing is subject to a Section 409A savings clause as well as a release of the Company by Mr. Riccitiello for all claims (other than for his existing rights to indemnification as a director and officer of the Company) and certain other covenants.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated March 18, 2013, relating to Electronic Arts Inc.’s outlook for financial results for the fiscal quarter ended March 31, 2013.

99.2	Letter of Resignation from John S. Riccitiello

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRONIC ARTS INC.

Dated: March 18, 2013

	By:	/s/ Stephen G. Bené
Stephen G. Bené
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated March 18, 2013, relating to Electronic Arts Inc.’s outlook for financial results for the fiscal quarter ended March 31, 2013.

99.2	Letter of Resignation from John S. Riccitiello